UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FIRST INDUSTRIAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST INDUSTRIAL REALTY TRUST, INC.

One North Wacker Drive

Suite 4200

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 8, 2019

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of First Industrial Realty Trust, Inc. (the “Company”) will be held on Wednesday, May 8, 2019 at 9:00 a.m. in the 2nd Floor Conference Center, One North Wacker Drive, Chicago, Illinois 60606 for the following purposes:

1. To elect eight directors to the Board of Directors to serve until the 2020 Annual Meeting of Stockholders, and until their successors are duly elected and qualified;

2. To approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on March 15, 2019 as the record date for the Annual Meeting. Only stockholders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

By Order of the Board of Directors,

Daniel J. Hemmer
General Counsel and Secretary

Chicago, Illinois

April 9, 2019

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

Table of Contents
Notice of Annual Meeting of Stockholders
1	Proxy Statement for the 2019 Annual Meeting of Stockholders
3	Proposal 1 — Election of Directors
3	Information Regarding the Nominees
6	Information Regarding Executive Officers
7	The Board of Directors and Corporate Governance
11	Director Compensation
12	Director Compensation Table
13	Compensation Discussion and Analysis
23	Compensation Committee Report
24	Summary Compensation Table
25	Pay Ratio Disclosure
26	2018 Grants of Plan-Based Awards Table
28	Outstanding Equity Awards at Fiscal Year-End 2018
29	2018 Option Exercises and Stock Vested
29	Potential Payments Upon Termination or Change in Control
32	Equity Compensation Plans
32	Compensation Committee Interlocks and Insider Participation
32	Transactions with Related Persons, Promoters and Certain Control Persons
32	Section 16(a) Beneficial Ownership Reporting Compliance
33	Report of the Audit Committee
34	Security Ownership of Management and Certain Beneficial Owners
36	Proposal 2 — Advisory Vote on Executive Compensation
37	Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm
38	Other Matters
38	Solicitation of Proxies
38	Stockholder Proposals
38	Incorporation by Reference
38	Availability of Proxy Materials for the Stockholders Meeting to be Held on May 8, 2019

FIRST INDUSTRIAL REALTY TRUST, INC.

One North Wacker Drive

Suite 4200

Chicago, Illinois 60606

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 8, 2019

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial” or the “Company”) for use at the 2019 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 8, 2019, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to vote (i) to elect eight directors to the Board of Directors to serve until the 2020 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, (ii) to approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, (iii) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (iv) to act on any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 9, 2019. The Board of Directors has fixed the close of business on March 15, 2019 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record of our Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 126,491,954 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the stockholders at the Annual Meeting.

Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed Proxy Card received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the Proxy Card. If a properly executed Proxy Card is submitted and no instructions are given, the persons designated as proxy holders on the Proxy Card will vote (i) FOR the election of the eight nominees for director named in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers, (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (iv) in their own discretion with respect to any other business that may properly come before the stockholders at the Annual Meeting or at any adjournments or postponements thereof. We have not received notice of any matters other than those set forth in this Proxy Statement and, accordingly, it is not anticipated that any other matters will be presented at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required (i) for the election of directors, (ii) for the approval, on an advisory basis, of the compensation of our named executive officers and (iii) for the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions will not be counted as votes cast, and accordingly will have no effect on any of the Proposals presented in this Proxy Statement.

PROXY STATEMENT

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. “Street name” stockholders who wish to vote in person will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

Appendix A to this Proxy Statement contains the Company’s 2018 Annual Report, including the Company’s financial statements for the fiscal year ended December 31, 2018 and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”). However, the Company’s 2018 Annual Report is not part of the proxy solicitation material. See “Other Matters—Incorporation by Reference” herein.

BROKER NON-VOTES

Stockholders of the Company who have received this Proxy Statement from their broker or other fiduciary should have received instructions for directing how that broker or fiduciary should vote the stockholder’s shares. It will be the broker’s or fiduciary’s responsibility to vote the stockholder’s shares for the stockholder in the manner directed. The stockholder must complete, execute and return the voting instruction form in the envelope provided by the broker.

Under the rules of the New York Stock Exchange (the “NYSE”), brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and the stockholder’s broker or fiduciary does not receive instructions from the stockholder on how to vote on that matter, the broker or fiduciary will return the Proxy Card to the Company, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters, as discussed below.

The proposal described in this Proxy Statement for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019 is considered a routine matter under the NYSE rules. Each of the other proposals is considered a non-routine matter under NYSE rules and could result in broker non-votes. Broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the result of the vote for these non-routine matters. However, broker non-votes will be counted for quorum purposes. We therefore encourage stockholders to provide directions to their broker as to how the stockholder wants their shares voted on all matters to be brought before the Annual Meeting. The stockholder should do this by carefully following the instructions the broker gives the stockholder concerning its procedures. This ensures that the stockholder’s shares will be voted at the meeting.

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PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Charter, the maximum number of members allowed to serve on the Company’s Board of Directors is twelve. The Board of Directors of the Company currently consists of eight seats. Each of the directors is serving for a term of one year and until such director’s successor is duly elected and qualified. The Company’s Nominating/Corporate Governance Committee identifies and recommends individuals for service on the Board of Directors, and the Board of Directors then either approves or rejects in whole all of such nominees.

The Board of Directors has nominated Peter E. Baccile, Matthew S. Dominski, Bruce W. Duncan, H. Patrick Hackett, Jr., Denise A. Olsen, John Rau, L. Peter Sharpe and W. Ed Tyler to serve as directors (the “Nominees”). All of the Nominees are currently serving as directors of the Company. Each of the Nominees has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR each of the Nominees.

INFORMATION REGARDING THE NOMINEES

The following biographical descriptions set forth certain information with respect to the eight Nominees for election as directors and certain executive officers, based on information furnished to the Company by such persons. The following information is as of the Record Date unless otherwise specified.

Peter E. Baccile	Director since 2016

Mr. Baccile, 56, has served as President of the Company since September 2016 and assumed the Chief Executive Officer position in December 2016. He brings more than 30 years of management, real estate and financial expertise to the Company. Prior to joining the Company, he served as Joint Global Head of the Real Estate, Lodging and Leisure Group within UBS Securities, LLC’s investment banking division from June 2012 to September 2016. Prior to that, Mr. Baccile served in various senior leadership roles during his 26-year tenure at J.P. Morgan. Most recently, he was Vice Chairman of J.P. Morgan Securities Inc. He also served as Co-Head of the General Industries Investment Banking Coverage Group which encompassed Real Estate, Lodging, Gaming, Diversified Industrials, Paper Packing and Building Products, and Transportation. Before that he served as Global Head of J.P. Morgan’s Real Estate, Lodging and Gaming Investment Banking group for 10 years. Mr. Baccile is a member of the National Association of Real Estate Investment Trusts (NAREIT), where he serves on the audit and investment committee, and The Real Estate Roundtable, where he was past Chairman of the Real Estate Capital Policy advisory committee. He is a past trustee of the International Council of Shopping Centers (ICSC) and the Urban Land Institute (ULI). Mr. Baccile’s extensive experience in real estate management and finance is critical to his ability to lead the Company as its Chief Executive Officer, and is a valuable asset to the Board of Directors. Moreover, as the Company’s Chief Executive Officer, Mr. Baccile brings to the Board of Directors his in-depth knowledge of our business, strategy, operations, competition and financial position. Mr. Baccile’s membership on the Board of Directors is critical to ensuring appropriate coordination and communication between the Company’s executive officers and the Board of Directors.

Matthew S. Dominski	Director since 2010

Mr. Dominski, 64, has been a director of the Company since March 2010. He also presently serves as a director of CBL & Associates Properties, Inc., a shopping mall real estate investment trust in the United States. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the country and a publicly traded real

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estate investment trust. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm of which he was joint owner through 2013. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the International Council of Shopping Centers. Mr. Dominski’s extensive experience leading other public and private real estate companies, both as a senior executive and a director, is a valuable asset to the Board of Directors.

Bruce W. Duncan	Director since 2009

Mr. Duncan, 67, has been a director of the Company since January 2009 and the Chairman of the Board of Directors since January 2016. Mr. Duncan also served as the Company’s President from January 2009 through September 2016, and its Chief Executive Officer from January 2009 through November 2016. Mr. Duncan presently serves as a director of Marriot International, Inc. (NASDAQ: MAR) and Boston Properties, Inc. (NYSE: BXP), an Independent Director of the T. Rowe Price Funds and, as of November 2018, a Senior Adviser to KKR & Co. Inc. He formerly served as Chairman of the Board of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) from 2005 to September 2016. From April 2007 to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. Mr. Duncan served as a director of Starwood from 1999 through September 2016 and as a trustee of the REIT subsidiary of Starwood from 1995 to 2006. He also was a senior advisor to Kohlberg Kravis & Roberts & Co. from July 2008 until January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (NYSE: EQR) (“EQR”), a publicly traded apartment company. From January 2003 to May 2005, he was President, Chief Executive Officer and Trustee, and from April 2002 to December 2002, President and Trustee of EQR. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, a real estate operating company. From January 1992 to October 1994, Mr. Duncan was President and Co-Chief Executive Officer of JMB Institutional Realty Corporation, providing advice and management for investments in real estate by tax-exempt investors, and from 1978 to 1992 he worked for JMB Realty Corporation, where he served in various capacities, ultimately serving as Executive Vice President and a member of the Board of Directors. Mr. Duncan currently serves on the Board of Governors and the Governing Council of the Investment Company Institute and the Board of Governors of the Independent Directors Counsel. Mr. Duncan’s extensive experience leading other publicly traded real estate companies, both as a senior executive and a director, is a valuable asset to the Board of Directors. Moreover, as the Company’s former Chief Executive Officer, Mr. Duncan brings to the Board of Directors his in-depth knowledge of our business, strategy, operations, competition and financial position.

H. Patrick Hackett, Jr.	Director since 2009

Mr. Hackett, 67, has been a director of the Company since December 2009. Mr. Hackett is the principal of HHS Co., an investment company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for many years when he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He currently chairs the board of Wintrust Financial Corporation (NASDAQ: WTFC) and is a trustee of Northwestern University. Mr. Hackett provides the Board of Directors with valuable real estate investment and finance expertise. In addition, Mr. Hackett’s financial expertise is valuable to the Company’s Audit Committee, which he has chaired since June 2010, and we have determined him to be an “audit committee financial expert.”

Denise A. Olsen	Director since 2017

Ms. Olsen, 53, has been a director of the Company since November 2017. Ms. Olsen has been employed by GEM Realty Capital, an integrated real estate investment firm that invests in private market assets and publicly traded securities, since 1996. She presently serves as senior managing director and a member of the investment committee of GEM Realty Capital, where she is also responsible for investor relations, reporting and communication. From 1994 to 1996, Ms. Olsen was vice president at EVEREN Securities, serving in their Real

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Estate Corporate Finance Group. From 1987 to 1994, Ms. Olsen served in various capacities at JMB Realty Corporation, including senior portfolio manager of corporate mixed-use developments and as a member of the acquisitions group. Ms. Olsen currently serves as an executive committee member of The Samuel Zell and Robert Lurie Real Estate Center at the Wharton School at the University of Pennsylvania and on the investment committee of The Harry and Jeanette Weinberg Foundation. Ms. Olsen’s significant investment and operational experience in both the private and publicly traded real estate realms is a valuable asset to the Board of Director. Further, Ms. Olsen’s financial expertise is valuable to the Company’s Audit Committee, on which she currently serves.

John Rau	Director since 1994

Mr. Rau, 70, has been a director of the Company since June 1994 and Lead Independent Director since January 2016. Since December 2002, Mr. Rau has served as President and Chief Executive Officer and as a director of Miami Corporation, a private asset management firm. From January 1997 to March 2000, he was a director, President and Chief Executive Officer of Chicago Title Corporation, and its subsidiaries, Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau was a director of BorgWarner, Inc. from 1997 to 2006, a director of William Wrigley Jr. Company from March 2005 until the company was sold to Mars, Inc. in September 2008 and a director of Nicor, Inc. from 1997 until it was sold to Southern Company Gas (formerly AGL Resources Inc.) in December 2011, and he continues as a director of Southern Company Gas. Mr. Rau is the Chairman of the board of directors of BMO Financial Corp. and served as a director of LaSalle Bank, N.A. until its 2007 sale to Bank of America. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor Jim Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University’s J.L. Kellogg Graduate School of Management. During that time, he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago. Mr. Rau’s extensive experience in the banking and title insurance industries provides the Board of Directors with valuable insight into the matters of corporate and real estate finance, as well as financial services management and risk management. Moreover, Mr. Rau’s financial expertise is valuable to the Company’s Audit Committee, on which he currently serves.

L. Peter Sharpe	Director since 2010

Mr. Sharpe, 72, has been a director of the Company since November 2010. He served as President and Chief Executive Officer of Cadillac Fairview Corporation from March 2000 through December 2010. Prior to March 2000, Mr. Sharpe held various positions at Cadillac Fairview Corporation, including serving as its Executive Vice President of Operations from 1990 to 2000. Mr. Sharpe currently serves as a director of Postmedia Network Canada Corp., Morguard Corporation and Allied Properties Real Estate Investment Trust. From 2009 through 2010, Mr. Sharpe served as Chairman of the Board of Directors of the International Council of Shopping Centers, the global trade association of the shopping center industry. Previously, Mr. Sharpe served as a director on the boards of Legacy REIT, from 1997 to 2001, and Fairmont Hotels & Resorts, from 2001 to 2006. Mr. Sharpe’s experience managing large real estate development companies, and serving on the boards of real estate investment trusts, has provided him with real estate knowledge and corporate organizational skills that benefit the Board of Directors. In addition to his executive experience, inclusive of managing a substantial real estate entity for an institutional ownership constituency, Mr. Sharpe has a substantial background in real estate investment leasing and operations. Moreover, Mr. Sharpe’s financial expertise, and his experience serving on the audit committees of other publicly traded real estate companies, is valuable to the Company’s Audit Committee.

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W. Ed Tyler	Director since 2000

Mr. Tyler, 66, has been a director of the Company since March 2000, served as Lead Director from October 2008 to January 2009 and served as non-executive Chairman of the Board of Directors from January 2009 to January 2016. Mr. Tyler also served as the Company’s interim Chief Executive Officer from October 2008 to January 2009. Mr. Tyler is a director of Nanophase Technologies Corporation (OTCQB: NANX). Mr. Tyler was appointed Chief Executive Officer of Ideapoint Ventures in 2002. Ideapoint Ventures is an early stage venture fund that focuses on nanotechnologies. Prior to joining Ideapoint Ventures, Mr. Tyler served as Chief Executive Officer and a director of Moore Corporation Limited, a provider of data capture, information design, marketing services, digital communications and print solutions, from 1998 to 2000. Prior to joining Moore Corporation, Mr. Tyler served in various capacities at R.R. Donnelley & Sons Company, most recently as Executive Vice President and Chief Technology Officer, from 1997 to 1998, and as Executive Vice President and Sector President of Donnelley’s Networked Services Sector, from 1995 to 1997. Mr. Tyler’s extensive experience as a senior executive and director of other companies, both private and publicly traded, is valuable to the Board of Directors.

INFORMATION REGARDING EXECUTIVE OFFICERS

Scott A. Musil

Mr. Musil, 51, has been Chief Financial Officer of the Company since March 2011. He served as acting Chief Financial Officer of the Company from December 2008 to March 2011. Mr. Musil also has served as Senior Vice President of the Company since March 2001, Treasurer of the Company since May 2002 and Assistant Secretary of the Company since August 2014. Mr. Musil previously served as Controller of the Company from December 1995 to March 2012, Assistant Secretary of the Company from May 1996 to March 2012 and July 2012 to May 2014, Vice President of the Company from May 1998 to March 2001, Chief Accounting Officer from March 2006 to May 2013 and Secretary from March 2012 to July 2012 and May 2014 to August 2014. Prior to joining the Company, he served in various capacities with Arthur Andersen & Company. From May 2017 through March 2019, Mr. Musil served as a director and the chair of the audit committee of HC Government Realty Trust, Inc., a public real estate investment trust focused on federally-leased, single tenant properties. Mr. Musil is a non-practicing certified public accountant. His professional affiliations include the American Institute of Certified Public Accountants and NAREIT.

Johannson L. Yap

Mr. Yap, 56, has been the Chief Investment Officer of the Company since February 1997 and Executive Vice President—West Region since March 2009. From April 1994 to February 1997, he served as Senior Vice President—Acquisitions of the Company. Prior to joining the Company, Mr. Yap joined The Shidler Group, a former affiliate of the Company, in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. His professional affiliations include Urban Land Institute, NAREIT and the Council of Logistics Management, and he serves as a member of both the Board of Advisors for the James Graaskamp Center for Real Estate at the University of Wisconsin and the Advisory Board of the Kelley School of Business of the University of Indiana, Center for Real Estate Studies.

David G. Harker

Mr. Harker, 60, has been Executive Vice President—Central Region of the Company since March 2009. From April 2005 to March 2009, he served as Executive Director—Investments of the Company. From 2002 to April 2005, he served as a Senior Regional Director of the Company and, from 1998 to 2002, he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Nashville, St. Louis, Louisville and Memphis. Prior to joining the Company, Mr. Harker was a Vice President of the Trammell Crow Company from 1992 to 1998.

PROXY STATEMENT

Peter O. Schultz

Mr. Schultz, 56, has been Executive Vice President—East Region of the Company since March 2009. From January 2009 to March 2009 he served as Senior Vice President—Portfolio Management of the Company. From November 2007 to December 2008, he served as a Managing Director of the Company, with responsibility for the Company’s East Region. From September 2004 to November 2007, he served as a Vice President—Leasing of the Company, with responsibility for the Company’s leasing team and asset management plan implementation in the East Region. From January 2001 to September 2004, he served as a Senior Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania and Southern New Jersey. From March 1998 to December 2000, he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania. Prior to joining the Company, Mr. Schultz served as President and Managing Partner of PBS Properties, Inc. from November 1990 to March 1998, prior to which time he was Director of Marketing and Sales for the Pickering Group and Morgantown Properties. His professional affiliations include the National Association of Industrial and Office Properties.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors. The Board of Directors currently consists of eight seats. In considering the independence of its members, the Board of Directors applies the independence standards and tests set forth in Sections 303A.02(a) and (b) of the Listed Company Manual of the NYSE. Applying such standards, the Board of Directors has affirmatively determined that each of Messrs. Dominski, Hackett, Rau, Sharpe and Tyler and Ms. Olsen, who collectively constitute a majority of the members of the Board of Directors, are independent directors.

The Board of Directors held seven meetings and acted once by unanimous consent during 2018. Each of the directors serving in 2018 attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which such director was a member, in each case held during the period for which he or she was serving as a director. Although the Company does not have a formal policy regarding director attendance at Annual Meetings of Stockholders, all of the directors then-serving attended the 2018 Annual Meeting of Stockholders. During 2018, Mr. Duncan, in his capacity as Chairman of the Board, presided at meetings of all of the directors and Mr. Rau, in his capacity as Lead Independent Director, presided at meetings of our independent directors.

The Board of Directors has adopted Corporate Governance Guidelines to reflect the principles by which it operates and has adopted a Code of Business Conduct and Ethics, which includes the principles by which the Company expects its employees, officers and directors to conduct Company business. The Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors, are accessible at the investor relations page of the Company’s website at www.firstindustrial.com and are available in print free of charge to any stockholder or other interested party who requests them. The Company intends to post on its website amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics. The Company also posts or otherwise makes available on its website from time to time other information that may be of interest to investors and other interested parties. However, none of the information provided on the Company’s website is part of the proxy solicitation material. See “Other Matters—Incorporation by Reference” herein.

The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating/Corporate Governance Committee.

Audit Committee. The Audit Committee is directly responsible for the appointment and oversight of our independent registered public accounting firm. In connection with such responsibilities, the Audit Committee approves the engagement of independent public accountants, is directly involved in the selection of the independent public accounting firm’s lead engagement partner, reviews with the independent public accountants the audit plan, the audit scope, and the results of the annual audit engagement, pre-approves audit and non-audit

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services and fees of the independent public accountants, reviews the independence of the independent public accountants and reviews the adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee has responsibility for overseeing the Company’s enterprise and risk management and for supervising and assessing the performance of the Company’s internal audit department.

The Audit Committee currently consists of Messrs. Hackett, Sharpe and Rau and Ms. Olsen. Each of Messrs. Hackett, Sharpe and Rau and Ms. Olsen is, in the judgment of the Company’s Board of Directors, independent as required by the listing standards of the NYSE and the rules of the SEC. Also, in the judgment of the Company’s Board of Directors, each member is financially literate as required by the listing standards of the NYSE. Further, in the judgment of the Company’s Board of Directors, Mr. Hackett is an “audit committee financial expert,” as such term is defined in the SEC rules, and has “accounting or related financial management expertise,” as defined in the listing standards of the NYSE. See Mr. Hackett’s biography on page 4. Mr. Hackett is also the current Chairman of the Audit Committee. In 2018, the Audit Committee met five times.

Compensation Committee. The Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee administers the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan (the “2014 Stock Plan”), and has the authority to grant awards under the 2014 Stock Plan. The Compensation Committee currently consists of Ms. Olsen, Mr. Sharpe and Mr. Tyler, each of whom are, in the judgment of the Company’s Board of Directors, independent as required by the listing standards of the NYSE. Mr. Sharpe currently serves as the Chairman of the Compensation Committee. In 2018, the Compensation Committee met five times and acted once by unanimous consent.

Investment Committee. The Investment Committee provides oversight and discipline to the investment process. The Investment Committee oversees implementation of our investment strategy, within parameters set by the Board of Directors, reviews and approves specific transactions and keeps the Board of Directors regularly apprised of our progress and performance with respect to our investment strategy. Investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria, and the Investment Committee meets with the Company’s investment personnel and reviews each submission thoroughly. The Investment Committee’s charter details the required approval authority for various types of transactions, with the level of approval required varying depending on the type of transaction and the dollar amount involved, and the Investment Committee oversees the implementation of such approval requirements. The membership of the Investment Committee currently consists of Messrs. Hackett, Baccile, Dominski and Duncan, with Mr. Duncan currently serving as the Investment Committee’s Chairman. In 2018, the Investment Committee met seven times.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee recommends individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may occur on the Board of Directors. In turn, the Board of Directors either approves by a majority vote all of the nominations so recommended by the Nominating/Corporate Governance Committee or rejects all of the nominations, in each case in whole, but not in part. In the event that the Board of Directors rejects the recommended nominations, the Nominating/Corporate Governance Committee develops a new recommendation. In addition, the Nominating/Corporate Governance Committee develops and oversees the Company’s corporate governance policies. The membership of the Nominating/Corporate Governance Committee currently consists of Messrs. Dominski, Hackett and Rau, each of whom, in the judgment of the Board of Directors, is independent as required by the listing standards of the NYSE. Mr. Rau is the current Chairman of the Nominating/Corporate Governance Committee. In 2018, the Nominating/Corporate Governance Committee met once. The Nominating/Corporate Governance Committee also met in February 2019 to determine its nominations included in this Proxy Statement.

The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders of the Company. In order for a stockholder to nominate a candidate for election as a director at an Annual Meeting, proper notice must be given in accordance with the Company’s Bylaws and applicable SEC regulations to the

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Secretary of the Company. Pursuant to the Company’s Bylaws and applicable SEC regulations, such notice of a director nominee must be provided to the Secretary of the Company not more than 150 days and not less than 120 days prior to the first anniversary of the date the Company’s proxy statement for the prior year’s Annual Meeting of Stockholders was released to stockholders. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

In general, it is the Nominating/Corporate Governance Committee’s policy that, in its judgment, its recommended nominees for election as members of the Board of Directors of the Company must, at a minimum, have business experience of a breadth, and at a level of complexity, sufficient to understand all aspects of the Company’s business and, through either experience or education, have acquired such knowledge as is sufficient to qualify as financially literate. In addition, recommended nominees must be persons of integrity and be committed to devoting the time and attention necessary to fulfill their duties to the Company. While the Nominating/Corporate Governance Committee has not adopted a formal diversity policy, the Company values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience. As part of the nomination process, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s business and the needs of the Board of Directors from time-to-time, and the Nominating/Corporate Governance Committee and the Board of Directors considers highly qualified candidates, including women and minorities.

The Nominating/Corporate Governance Committee may identify nominees for election as members of the Board of Directors through its own sources (including through nominations by stockholders made in accordance with the Company’s Bylaws), through sources of other directors of the Company, and through the use of third-party search firms. Subject to the foregoing minimum standards, the Nominating/Corporate Governance Committee will evaluate each nominee on a case-by-case basis, assessing each nominee’s judgment, experience, independence, understanding of the Company’s business or that of other related industries, and such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the current needs of the Company’s Board of Directors.

Board Leadership Structure and Lead Independent Director. Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective management oversight and a fully engaged, highly functioning Board of Directors. Our key objective in establishing the structure of the Board of Directors is to strengthen the independence and general role of the Board of Directors with appropriate checks and balances on the power, actions and performance of our Chief Executive Officer. Because Mr. Duncan, our Chairman of the Board, formerly served as our Chief Executive Officer, the Board of Directors determined upon his appointment as Chairman in 2016 to create a Lead Independent Director position to provide leadership to our independent directors and liaise on their behalf with our Chief Executive Officer and Chairman as may be appropriate. The Board of Directors has chosen Mr. Rau, the Chairman of its Nominating/Corporate Governance Committee, to serve as Lead Independent Director. Mr. Rau, as Lead Independent Director, chairs any executive sessions of our independent directors and is empowered to call meetings of such independent directors. The Lead Independent Director also has the authority to approve information sent to the Board of Directors, as well as meeting agendas and schedules.

Corporate Responsibility and Sustainability Initiatives. The Company and its Board of Directors is focused on building and maintaining a socially responsible and sustainable business that succeeds by delivering long-term value for our stockholders. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize the environmental impact of the Company and our tenants, all while creating value for our stockholders. In furtherance of this goal, in 2018 we formed a committee consisting of our General Counsel, our Vice President—Investor Relations and Marketing and representatives from our operations and environmental teams, responsible for advising our Board of Directors and consulting with and generally advising management on various matters related to corporate social responsibility, including sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders.

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Because we primarily net lease the properties in our portfolio to our tenants and each tenant is ultimately responsible for maintaining its properties, one of our key corporate responsibility priorities is to engage with and positively influence our tenants to implement environmentally sustainable practices. Additionally, as we add developed and undeveloped properties to our portfolio, environmental sustainability is a key focus of our efforts to improve or develop such properties.

Board Oversight of Risk Management. The Board of Directors oversees the business of the Company and our stockholders’ interests in the long-term financial strength and overall success of the Company’s business. In this respect, the Board of Directors is responsible for overseeing the Company’s risk management. The Board of Directors delegates many of these functions to the Board’s committees. Each committee of the Board of Directors is responsible for reviewing the risk exposure of the Company related to the committees’ areas of responsibility and providing input to the Board of Directors on such risks. The Board of Directors and its committees regularly review material strategic, operational, financial, compensation and compliance risks with management.

For example, under its charter, the Audit Committee is required to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders, the systems of internal controls that management and the Board of Directors have established and the audit process. The Audit Committee is responsible for facilitating communication between the Company’s independent auditors and the Board of Directors and management, and for reviewing with the independent auditors the adequacy of the Company’s internal controls. The Audit Committee also reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and the Company’s cyber-security risk exposure and mitigation efforts.

Similarly, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior consistent with the Company’s long-term business strategy. We do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has focused on aligning our compensation policies with our stockholders’ long-term interests and avoiding short-term rewards for management or awards that encourage excessive or unnecessary risk-taking. For example, a substantial amount of compensation provided to the Company’s executive officers is in the form of equity awards for which the ultimate value of the award is tied to the Company’s stock price, and which awards are subject to long-term vesting schedules, thereby aligning the Company’s executive officers’ interests with those of our stockholders. In addition, annual cash and equity bonuses provided to management under the 2018 Employee Bonus Plan (as defined on page 17) were contingent, among other factors, upon the Company’s satisfaction of prescribed levels of funds from operations (“FFO”), same store net operating income growth and fixed charge coverage ratio. Because these awards are directly tied to increased financial performance and stock price, in line with our stockholders’ interests, we believe that none of these types of awards contribute to excessive or unnecessary risk-taking.

Communications by Stockholders and Other Interested Parties. Stockholders of the Company and other interested parties may send communications to the Board of Directors as a whole, to its individual members, to its committees or to its independent members as a group. Communications to the Board of Directors as a whole should be addressed to “The Board of Directors;” communications to any individual member of the Board of Directors should be addressed to such individual member; communications to any committee of the Board of Directors should be addressed to the chairman of such committee; and communications to independent members of the Board of Directors as a group should be addressed to the Lead Independent Director. In each case, communications should be further addressed “c/o First Industrial Realty Trust, Inc., One North Wacker Drive, Suite 4200, Chicago, Illinois 60606.” All communications will be forwarded to their respective addressees and, if a stockholder marks his or her communication “Confidential,” will be forwarded directly to the addressee.

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DIRECTOR COMPENSATION

Compensation of non-employee directors is periodically reviewed by the Compensation Committee of the Board of Directors, which makes any recommendations of compensation changes to the entire Board of Directors. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites for their service, although they are reimbursed for their out-of-pocket expenses for meeting attendance.

The Company provided the following compensation to our non-employee directors in 2018:

•	annual cash fees of $70,000 and annual grants of restricted common stock with a grant date fair value of approximately $70,000;

•	annual cash fees of $25,000 and $50,000 for service as the Lead Independent Director and as the Chairman of the Board of Directors, respectively; and

•	annual supplemental fee for chair and committee service as set forth in the following table:

Committee	Annual Fee
	Chair ($)	Member ($)

Audit Committee	30,000	9,000

Compensation Committee	20,000	7,500

Nominating/Corporate Governance Committee	15,000	6,000

Investment Committee	—	7,500

The Company does not pay additional compensation to directors who are also employees of the Company, such as Mr. Baccile, our Chief Executive Officer. Additionally, no fees are paid for attendance at in-person or telephonic meetings of the Board of Directors and its committees. Mr. Duncan, the Chairman of our Board of Directors, does not receive any non-chair service fees for committee service in addition to the fee he receives for service as Chairman of the Board of Directors. All cash fees payable to our non-employee directors are paid in quarterly installments.

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DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total Compensation ($)

Matthew S. Dominski	83,500	70,000	153,500

Bruce W. Duncan	120,000	70,000	190,000

H. Patrick Hackett, Jr.	113,500	70,000	183,500

Denise A. Olsen	85,271	70,000	155,271

John Rau	119,000	70,000	189,000

L. Peter Sharpe	99,000	70,000	169,000

W. Ed Tyler	77,500	70,000	147,500

(1)

Represents 2,167 shares of restricted Common Stock granted to each director during May 2018, all of which vest on the earlier of the first anniversary of the grant date or the Company’s next annual shareholder meeting. Amounts reflect the aggregate grant date fair value of each award as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). See note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions used in valuing such awards.

(2)

Other than the 2018 restricted Common Stock grants listed above, the only stock awards held by non-employee directors that were not vested as of the end of fiscal year 2018 are 67,347 shares of restricted Common Stock held by Mr. Duncan.

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COMPENSATION DISCUSSION AND ANALYSIS

2018 ACCOMPLISHMENTS

2018 was a successful year for the Company, marked by continued execution of our strategy: driving long-term cash flow growth and value for stockholders through leasing, enhancing our portfolio through developing, acquiring and selling select properties and maintaining our strong balance sheet.

Decisions by the Board of Directors on executive compensation are reflective of the Company’s strong performance during the year, including:

•	Growing occupancy for our in-service portfolio by 120 basis points, ending the year at a Company-record 98.5%;

•	Growing cash same store net operating income by 5.8%;

•	Growing cash rental rates on new and renewal leases by 8.1%;

•	Growing our Common Stock dividend by 3.6%;

•

Placing in service eight 100% leased developments totaling 3.5 million square feet and an estimated total investment of $227 million, comprised of six buildings in Southern California and one building in each of Phoenix and Chicago;

•

Completing six additional developments in lease-up totaling 1.8 million square feet and an estimated total investment of $129 million, comprised of two buildings in Southern California, two buildings in Central Pennsylvania and one building in each of Chicago and Houston;

•

Starting seven new buildings totaling 2.8 million square feet and an estimated total investment of $189 million, comprised of three buildings in Dallas, including an 863,000 square-foot build-to-suit, a 703,000 square feet build-to-suit in Atlanta and one building in each of Denver, Seattle and Southern California;

•

Acquiring ten buildings comprising 1.0 million square feet plus several development sites for a total of $168 million. Four of the acquired buildings were in Southern California, two were in Seattle, two were in Houston, and one was located in each of New Jersey and Orlando. Land sites were located in Southern California, New Jersey, Miami, Denver and Seattle;

•	Selling 52 industrial properties totaling 2.6 million square feet and six land parcels for a total of $192 million; and

•	Obtaining upgrades of our issuer default rating to Baa2 from Moody’s Investors Service and to BBB from S&P Global Ratings.

OBJECTIVES AND DESIGN OF COMPENSATION PROGRAM

The Company maintains the philosophy that compensation of its executive officers and other employees should serve the best interests of the Company’s stockholders. Accordingly, the Company believes that its executive compensation program should not only serve to attract and retain talented and capable individuals, but should also provide them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate executive officers for their contributions during the year, and to reward them for achievements that lead to increased Company performance and increases in stockholder value over the long term.

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THE EXECUTIVE COMPENSATION PROCESS AND THE ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has the overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee typically formulates compensation beginning in December of the prior fiscal year and continuing through the first quarter of the applicable fiscal year, by setting that year’s salary and, if applicable, maximum cash and equity bonuses for the Company’s employees, including those named executive officers listed in the Summary Compensation Table on page 24 (the “Named Executive Officers”). Also, typically in the first quarter of the applicable fiscal year, the Compensation Committee adopts, and the full Board of Directors ratifies, the performance criteria to be used for that year in determining the incentive compensation of the Company’s employees, including the Named Executive Officers, other than those covered by separate plans or agreements. Then, after the end of the applicable fiscal year, the Compensation Committee meets to determine incentive compensation to be paid to the Company’s employees, including the Named Executive Officers, with respect to the year just ended, pursuant to the performance criteria or, as applicable, pursuant to separate plans or agreements. Per such determination, the Committee approves cash bonuses and restricted Common Stock awards, typically in February or March.

Historically, the Company’s Chief Executive Officer and Chief Financial Officer have participated in meetings with the Compensation Committee at various times throughout the year. During the first quarter of the applicable fiscal year, they typically meet with the Compensation Committee to present and discuss recommendations with respect to the applicable fiscal year’s salaries and maximum cash and equity bonuses for the Named Executive Officers, other than themselves. Also, in the first quarter of each year, they typically meet with the Compensation Committee to present and discuss recommendations with respect to incentive compensation for the year just ended. In addition, they traditionally meet with the Compensation Committee regarding employment agreements that the Company has entered into (if any) and, if a compensation consultant has been engaged by the Compensation Committee to evaluate the Company’s compensation programs, assist the Compensation Committee in providing compensation information to such consultant. However, neither our Chief Executive Officer nor our Chief Financial Officer participates in any decisions or determinations with respect to their own compensation.

Periodically, although not every year, the Company and the Compensation Committee engage the services of outside consultants to evaluate the Company’s executive compensation program. Consistent with SEC rules, prior to any such engagement, the Company will assess any potential conflicts of interest the advisor may have that may negatively impact their independence to determine whether the retention of any compensation consultant to advise the Compensation Committee on executive compensation matters will create a conflict of interest. In 2018, the Compensation Committee engaged FPL Associates, L.P. (“FPL”), a nationally-recognized compensation consultant firm specializing in the real estate industry, to review the appropriateness of the amount and structure of our compensation program, including modifying our equity compensation program to provide executives with the alternative of accepting equity awards in the form of LTIP units (“LTIP Units”) in our operating partnership, First Industrial, L.P. The Compensation Committee retains the discretion to work again with FPL or an alternative compensation consultant to review our executive compensation program. Consistent with SEC rules, the Company assessed whether the work of FPL raised any conflict of interest and determined that the retention of FPL to advise the Compensation Committee concerning executive compensation matters did not create a conflict of interest. Neither the Compensation Committee nor the Company has any other professional relationship with FPL, although an affiliate of FPL periodically provides executive recruitment services to the Company.

The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy to certain executive officers, including the Named Executive Officers; (2) evaluate pay by individual and in the aggregate across the team, further measured against company size and performance; (3) identify the appropriate mix between compensation components (base salary, annual incentive, and long-term incentive) for each position under study; (4) examine specific plan design parameters, focusing on

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the long-term incentive component, to better understand how the Company’s existing programs compare to market practices and industry trends; and (5) compile data on the prevalence of certain employment policies and practices among the Company’s peers.

As part of its review, FPL surveyed the compensation programs of 12 real estate companies, focusing on companies of similar size and by asset class to position FR near the market median of such comparisons. This peer group, which was referenced primarily to gauge the general appropriateness of the Company’s overall executive compensation structure, included the following companies, with First Industrial at the 45th percentile of the peer group by market capitalization:

Brandywine Realty Trust	CyrusOne Inc.	Liberty Property Trust
CoreSite Realty Corporation	DCT Industrial Trust, Inc.	Physicians Realty Trust
Corporate Office Properties Trust	Duke Realty Corporation	PS Business Parks, Inc.
Cousins Properties Incorporated	Highwoods Properties, Inc.	STAG Industrial, Inc.

The Compensation Committee used the peer group data provided in connection with FPL’s survey not as a benchmark per se, but rather as a reference point to gauge generally the appropriateness of the Company’s executive compensation programs.

EXECUTIVE COMPENSATION COMPONENTS

The components of the Company’s executive compensation program are base salary, cash and equity incentive bonuses, long-term performance awards, benefits and perquisites. Each component of the Company’s executive compensation program is intended to attract and retain talented, capable individuals to the Company’s executive ranks.

Base salary, benefits and perquisites are intended to provide a level of fixed compensation to the Named Executive Officers for services rendered during the year. Increases to base salary are typically a function of individual performance and general economic conditions. Benefits and perquisites that are generally available to the Company’s employees, including the Named Executive Officers, currently include: premiums paid on term life, short-term and long-term disability insurance; standard health insurance; and 401(k) matching contributions. Car allowances are offered to select employees of the Company, including some of the Named Executive Officers.

Incentive bonuses, by contrast, are linked to, and are a function of, the achievement of performance criteria that are designed with the intention of incentivizing the Named Executive Officers to maximize the Company’s overall performance. Incentive bonuses are awarded as cash or equity or a combination thereof. The Compensation Committee does not have a specific policy regarding the mix of cash and non-cash compensation awarded to the Named Executive Officers. Although the exact percentages vary among individuals, equity comprises approximately 40-50% of the potential incentive bonuses for the Named Executive Officers as a group. For our Chief Executive Officer, the mix of cash and equity compensation he is entitled to receive as an annual incentive bonus is set forth in his employment agreement, and it is expected that the portion paid in equity will be proportionate to the equity incentive compensation received by the Company’s executive officers generally.

Historically, base salary, benefits and perquisites have made up approximately 20-30% of a Named Executive Officer’s total compensation in a typical year, while cash and equity incentive compensation has comprised the remaining portion. Although this mix may vary from year to year, the Compensation Committee strives to ensure that the Named Executive Officers’ compensation is largely performance-based. All equity awards have a performance feature. Annual equity bonus awards are granted based upon prior year performance metrics, while our Long-Term Performance Awards (as defined on page 19) are earned based upon performance metrics for future periods.

The Compensation Committee believes equity awards play an important role in aligning management’s interests with those of the Company’s stockholders because these equity awards derive their value from our Common Stock. For this reason, equity awards are a significant part of executive compensation.

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ADVISORY VOTE ON EXECUTIVE COMPENSATION

We have determined that our stockholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our stockholders at our 2017 Annual Meeting of Stockholders. While the results of each of these votes is non-binding, we believe that presenting this matter to our stockholders annually is an important means of obtaining investor feedback on our compensation policies.

At our 2018 Annual Meeting of Stockholders, more than 96% of the votes cast in the vote on the compensation of our Named Executive Officers as disclosed in the proxy statement for that meeting were in favor of such compensation and, as a result, the compensation of our Named Executive Officers was approved by our stockholders on an advisory basis. The Compensation Committee believes that these votes reflect our stockholders’ affirmation of our compensation philosophy and the manner in which we compensate our executives. The Board of Directors and Compensation Committee elected not to make any changes to our executive compensation policies at this time other than offering eligible equity award recipients the alternative of accepting equity awards in the form of LTIP Units.

To the extent that the advisory vote conducted at our 2019 Annual Meeting indicates a lack of support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we plan to consider our stockholders’ concerns and expect that the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

SETTING EXECUTIVE COMPENSATION

Base Salary

The Company provides the Named Executive Officers with base salary to compensate them for services rendered during the fiscal year. The base salaries of the Named Executive Officers are a function of either the minimum base salaries specified in their employment agreements or the base salary negotiated at the time of an executive’s initial employment, and any subsequent changes to such base salaries approved by the Compensation Committee. In determining changes to such base salaries for any year, the Compensation Committee considers individual performance of the Named Executive Officers in the most recently completed year, including organizational and management development, and leadership exhibited from year-to-year. The Compensation Committee also considers, but does not specifically benchmark compensation to, peer information provided by compensation consultants. The Compensation Committee also considers general economic conditions prevailing at the end of the most recently completed year, when the changes for the following year are typically determined. The Company does not guarantee annual base salary increases to anyone. In September 2016, the Company entered into an employment agreement with Mr. Baccile that provides, among other things, for a minimum annual base salary of $750,000. For 2018, the base salaries paid to the other Named Executive Officers remained unchanged as reflected in the Summary Compensation Table of this Proxy Statement.

Annual Performance-Based Bonuses

The Company provides its senior executives with annual incentive compensation based on individual and company performance, which currently includes cash and equity components. The equity portion includes either restricted Common Stock awards or, beginning in 2019 and at the election of eligible employees, awards issued in the form of restricted Common Stock or LTIP Units with equivalent vesting conditions.

The Company does not guarantee annual bonuses to anyone. We believe that including equity awards as a part of an executive’s annual bonus provides good alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.

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2018 Employee Bonus Plan

For 2018, each Named Executive Officer participated in the incentive compensation plan generally available to the Company’s employees (the “2018 Employee Bonus Plan”), which plan was recommended by the Compensation Committee and adopted by the Board of Directors on March 1, 2018.

Under the 2018 Employee Bonus Plan, a “bonus pool” was funded based on the achievement by the Company of certain identified thresholds of four performance categories. For 2018, these categories were (i) FFO per share (as described below), (ii) same store NOI (“SS NOI”) growth (as described below), (iii) fixed charge coverage ratio (as described below) and (iv) discretionary financial and non-financial objectives determined by the Company’s Chief Executive Officer. The Compensation Committee believes that FFO per share is an important measure of the Company’s performance because, by excluding gains or losses related to sales of previously depreciated real estate assets, real estate asset depreciation and amortization and impairment charges (reversals) recorded on depreciable real estate, FFO captures the operating results of the long-term assets that form the core of the Company’s business and makes comparison of the Company’s operating results with those of other REITs more meaningful. The Compensation Committee believes that, because our success depends largely upon our ability to lease space and to recover the operating costs associated with those leases from our tenants, SS NOI is also an important measure of the Company’s performance. Finally, the Compensation Committee believes that fixed charge coverage ratio is an important measure of the Company’s performance because it is critical to maintaining and improving the rating on the Company’s unsecured debt.

Each of these performance categories may be adjusted by the Compensation Committee in its discretion to exclude the effects of certain items. The Compensation Committee assigned weighting factors to each of the performance categories, such that performance in certain categories had a more pronounced impact on the bonus pool under the 2018 Employee Bonus Plan than did performance in other categories. The weighting factors were as follows:

Category	Weighting Factor

FFO(1) per share	65%

SS NOI(2) growth	10%

Fixed charge coverage ratio(3)	10%

Discretionary objectives	15%

(1)

FFO is a non-GAAP financial measure created by NAREIT as a supplemental measure of REIT operating performance that excludes certain items from net income determined in accordance with GAAP. FFO is calculated by us in accordance with the definition adopted by the Board of Governors of NAREIT and therefore may not be comparable to other similarly titled measures of other companies. Please see the reconciliation of FFO to net income available to common stockholders contained in our Annual Report on Form 10-K filed on February 20, 2019.

(2)

SS NOI is a non-GAAP financial measure that provides a measure of rental operations and, as calculated by the Company, does not factor in depreciation and amortization, general and administrative expense, acquisition costs, interest expense, impairment charges, equity in income and loss from joint venture, income tax benefit and expense, gains and losses on retirement of debt, gains and losses on the sale of real estate and settlement gain on derivative instruments. The Company defines SS NOI as revenues minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, minus the net operating income of properties that are not same store properties and minus the impact of straight-line rent, the amortization of above/below market rent and lease termination fees. As so defined, SS NOI may not be comparable to same store net operating income or similar measures reported by other REITs that define same store properties or net operating income differently. The major factors influencing SS NOI are occupancy levels, rental rate increases or decreases and tenant recovery increases or decreases. Please see the reconciliation of same store revenues and property expenses to SS NOI contained in our Annual Report on Form 10-K filed on February 20, 2019.

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(3)

The Company is a party to certain lending arrangements that require the Company to maintain a specified fixed charge coverage ratio. For purposes of the 2018 Employee Bonus Plan, the Company defined fixed charge coverage ratio in accordance with that certain Third Amended and Restated Unsecured Revolving Credit Agreement, dated as of October 31, 2017, a copy of which was filed with our Current Report on Form 8-K filed on November 2, 2017.

The Compensation Committee established performance targets relating to each performance category for the 2018 Employee Bonus Plan. At target performance, the bonus pool is funded at the aggregate 75% level of achievement. At maximum performance, the bonus pool is funded at the aggregate 125% level of achievement. The Company’s 2018 performance in the identified performance categories resulted in the following funding of the bonus pool associated with that performance category:

Category	Performance Target		Actual Result		Bonus Pool Funding%
FFO per share	$1.63	(1)	$1.69	(1)	125%

SS NOI growth	4.25	%(2)	5.8	%(2)	125%

Fixed charge coverage ratio	3.87	x	4.01	x(3)	125%

(1)	Amount excludes accruals for cash bonuses and certain other items.

(2)

The Compensation Committee calculates SS NOI growth using a cumulative quarterly average as opposed to the methodology traditionally utilized in our financial reporting, which measures the year-over-year growth of our properties.

(3)	Excludes the impact of casualty gain recognized in 2018 in connection with insurance proceeds received related to two properties that were damaged by fire.

The Compensation Committee determined that the funding percentage for the bonus pool with respect to the discretionary objectives should be 80% based on the Company’s overall performance in 2018, as described in greater detail on page 13 under “2018 Accomplishments.” Although the Company’s 2018 performance in the identified performance categories allowed for an aggregate bonus pool funding percentage of up to the 118.25% level of achievement, the Compensation Committee authorized an aggregate bonus pool available under the 2018 Employee Bonus Plan at the aggregate 100.5% level of achievement for cash and equity bonuses of all eligible employees, including the Named Executive Officers. After determining the aggregate bonus pool available under the 2018 Employee Bonus Plan, the Compensation Committee and our Chief Executive Officer allocated individual awards based on the individual award recipients’ performance.

The bonuses for the Named Executive Officers at the 100% level of achievement for purposes of the 2018 Employee Bonus Plan were as follows:

Executive Officer	100% Achievement Cash Bonus (% of Base Salary)	100% Achievement Equity Bonus (% of Base Salary)

Peter E. Baccile	225%	200%

Scott A. Musil	150%	100%

Johannson L. Yap	200%	140%

David G. Harker	150%	100%

Peter O. Schultz	150%	100%

PROXY STATEMENT

The actual percentage of cash and equity bonuses (the “Individual Cash Percentage” and the “Individual Equity Percentage”) awarded to the Named Executive Officers were determined as described below.

The actual individual bonuses paid to the Named Executive Officers (other than Mr. Baccile) from the bonus pool were determined by the Compensation Committee, after recommendations from our Chief Executive Officer, based upon the respective officer’s achievement of the following individual performance objectives that were approved by the Board of Directors and communicated to the officer:

Executive Officer	Individual Performance Objectives

Scott A. Musil

Progress with respect to leverage and fixed charge coverage ratios, execution of the
Company’s equity offering and private placement debt offering, rating agency upgrades and overall investor relations

Johannson L. Yap	Progress with respect to investments and divestitures, completing and leasing developments and overall performance of the West Region of the Company

David G. Harker	Progress with respect to investments, completing and leasing developments and overall performance of the Central Region of the Company

Peter O. Schultz	Progress with respect to investments, completing and leasing developments and overall performance of the East Region of the Company

The actual individual bonus paid to Mr. Baccile from the bonus pool was determined by the Compensation Committee based upon its assessment of the Company’s overall performance and the Company’s achievement of the corporate performance goals under the 2018 Employee Bonus Plan.

The cash bonus payments and equity grants made in the first quarter of 2019 to each of our Named Executive Officers in settlement of awards under the 2018 Employee Bonus Plan, together with the applicable Individual Cash Percentage and Individual Equity Percentage, are reflected in the following table:

Executive Officer	Individual Cash Percentage (%)(1)	Cash Bonus Paid ($)	Individual Equity Percentage (%)(1)	Number of Equity Awards(2)	Grant Date Fair Value of Award ($)

Peter E. Baccile	93%	1,570,000	104%	46,308	1,555,023

Scott A. Musil	96%	380,000	119%	9,381	315,014

Johannson L. Yap	93%	705,000	121%	19,089	641,009

David G. Harker	100%	360,000	125%	8,934	300,004

Peter O. Schultz	96%	360,000	96%	7,149	240,063

(1)

The Individual Cash Percentage and Individual Equity Percentage each reflect the actual cash bonus or equity issuance as a percentage of the respective 100% level of achievement amount for each individual.

(2)

All equity awards were issued in the form of LTIP Units at the election of the award recipient. The number of LTIP Units approved by the Compensation Committee was determined based on the $33.58 closing price of the Common Stock on February 12, 2019, which was the date the Compensation Committee approved these awards under the 2018 Employee Bonus Plan.

For 2016 and 2017, the Named Executive Officers then employed by the Company participated in an incentive compensation plan similar to the 2018 Employee Bonus Plan.

Long-Term Performance Awards

In addition to providing equity to our executives as part of our annual bonus program, we have, since 2013, provided long term equity to our executives on an annual basis that vests only if the Company achieves certain total return thresholds in comparison to our peers (the “Long-Term Performance Awards”). The purpose of the Long-Term Performance Awards is to provide incentives for the achievement of longer-term sustained value creation and retention by focusing on longer-term fundamentals and aligning our executives’ interests with our stockholders’ interests.

PROXY STATEMENT

In 2018, the Company modified its long-term equity program to provide its executives with the alternative of accepting Long-Term Performance Awards in the form of performance units (“Performance Units”) or LTIP Units (such LTIP Units, “Performance LTIP Units”). Long-Term Performance Awards are determined based on anticipated dollar value of the award and then issued, at the grantee’s option, in a number of Performance Units or Performance LTIP Units corresponding to the appropriate dollar value.

Each Long-Term Performance Award vests based upon the relative annualized total stockholder return of our Common Stock as compared to the MSCI U.S. REIT Index (RMS G), and the NAREIT Industrial Index (FNINDTR), over the pre-established performance measurement period, as follows:

	Total Company Stockholder Return for Performance Period Relative to Total Return for Performance Period of Index	Vesting Percentage
Threshold	Index minus 2%	25%

Target	Index plus 1%	40%

Stretch	Index plus 4%	85%

Maximum	Index plus 7%	100%

Effective January 1, 2017, January 1, 2018 and January 1, 2019, the Board of Directors authorized grants of Long-Term Performance Awards under the 2014 Stock Incentive Plan to certain employees of the Company, including each Named Executive Officer. No other Long-Term Performance Awards remain unvested. These unvested Long-Term Performance Awards are summarized in the table below:

Executive Officer	Date of Grant	Form of Award	Units Awarded	Performance Period

Peter E. Baccile	1/1/2017 1/1/2018 1/1/2019	Performance Units Performance Units Performance LTIP Units	16,922 15,240 16,916	1/1/2017 – 12/31/2019 1/1/2018 – 12/31/2020 1/1/2019 – 12/31/2021

Scott A. Musil	1/1/2017 1/1/2018 1/1/2019	Performance Units Performance Units Performance LTIP Units	16,922 15,240 16,916	1/1/2017 – 12/31/2019 1/1/2018 – 12/31/2020 1/1/2019 – 12/31/2021

Johannson L. Yap	1/1/2017 1/1/2018 1/1/2019	Performance Units Performance Units Performance LTIP Units	16,922 15,240 16,916	1/1/2017 – 12/31/2019 1/1/2018 – 12/31/2020 1/1/2019 – 12/31/2021

David G. Harker	1/1/2017 1/1/2018 1/1/2019	Performance Units Performance Units Performance LTIP Units	16,922 15,240 16,916	1/1/2017 – 12/31/2019 1/1/2018 – 12/31/2020 1/1/2019 – 12/31/2021

Peter O. Schultz	1/1/2017 1/1/2018 1/1/2019	Performance Units Performance Units Performance LTIP Units	16,922 15,240 16,916	1/1/2017 – 12/31/2019 1/1/2018 – 12/31/2020 1/1/2019 – 12/31/2021

Each Performance Unit represents the right to receive, upon vesting, one share of Common Stock plus dividend equivalents representing any dividends that accrued with respect to such share after the issuance of the Performance Unit and prior to the date of vesting, which dividend equivalents are subject to the same restrictions as the underlying unit award and will only be issued upon vesting. Other than the performance periods, each Performance Unit has identical performance and time vesting criteria.

If a Long-Term Performance Award is granted in the form of Performance LTIP Units, additional Performance LTIP Units are conditionally awarded to represent anticipated dividends, and such additional Performance LTIP Units are subject to the same restrictions as the underlying Performance LTIP Units and are subject to forfeiture upon vesting to the extent of dividends actually received with respect to the applicable Performance LTIP Units during the performance period. The number of Performance LTIP Units reflected as issued on January 1, 2019 to each Named Executive Officer in the table above is exclusive of such additional Performance LTIP Units conditionally awarded to represent anticipated dividends. If applicable vesting conditions and any other restrictions are not satisfied, recipients will forfeit their Performance LTIP Units.

PROXY STATEMENT

During the applicable performance period, each Performance LTIP Unit entitles the holder to receive dividends equal to one-tenth of any dividends otherwise payable with respect to LTIP Units.

Upon the consummation of a change in control of the Company, each grantee of a Long-Term Performance Award would become vested in a portion of the award based on the level of achievement of the applicable performance targets through the date of the change in control. In the event of a termination of a grantee’s employment due to death or disability, the grantee would become vested in a pro rata portion of the Long-Term Performance Award based on the level of achievement of the relevant performance targets through the date of death or disability. In the event of termination of a grantee’s employment due to voluntary retirement, the grantee would become vested in a pro rata portion of the Long-Term Performance Award based on the level of achievement of the relevant performance targets through the end of the original performance period.

LTIP Units

In 2018, the Company modified its equity compensation program to provide its executives with the alternative of accepting equity awards in the form of, in the case of annual bonus awards, restricted Common Stock awards or LTIP Units or, in the case of Long-Term Performance Awards, Performance Units or Performance LTIP Units. An LTIP Unit is a class of partnership interest of our operating partnership, First Industrial, L.P., that is structured as a “profits interest” for U.S. federal income tax purposes. Generally, LTIP Units entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our Common Stock underlying such LTIP Units, though receipt of such distributions may be delayed or made contingent on vesting. Once an LTIP Unit has vested and received allocations of book income sufficient to increase the book capital account balance associated with such LTIP Unit (which will initially be zero) to equal, on a per-unit basis, the book capital account balance associated with a “common” partnership unit of First Industrial, L.P., it automatically becomes a common partnership unit that is convertible by the holder into one share of Common Stock or a cash equivalent, at the Company’s option. LTIP Units are designed to offer executives the same long-term incentive as stock-based awards, while allowing them to enjoy the more favorable U.S. federal income tax treatment available for profits interests. Because of the trade-offs between increased tax efficiency and incremental economic risks involved in LTIP Units as compared to stock-based awards, we allow eligible executives the alternative of receiving their equity awards in the form of LTIP Units.

Broad-Based Benefits

All full-time employees are eligible to participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance and our 401(k) plan.

Termination and Change in Control Triggers

Mr. Baccile is the only Named Executive Officer with an employment agreement. His agreement, along with the separate agreements with respect to his restricted Common Stock and Long-Term Performance Awards granted pursuant to the Company’s 2014 Stock Plan, specify events, including change in control, that trigger the payment of cash and, as discussed above, vesting in restricted Common Stock and his Long-Term Performance Awards. Each of the other Named Executive Officers that is currently employed by the Company has an agreement with respect to each of his restricted Common Stock and Long-Term Performance Awards granted pursuant to the Company’s 2014 Stock Plan that specify events, including change in control, that trigger the vesting of such awards. The Company believes having such events as triggers for the payment of cash and/or vesting in restricted Common Stock and Long-Term Performance Awards promotes stability and continuity of management. See “Potential Payments Upon Termination or Change in Control” starting on page 29 for more information on the payments triggered by such events.

PROXY STATEMENT

Stock Ownership Guidelines

The stock ownership guidelines for the Company’s directors and senior executive officers are as follows:

Position	Retainer/ Base Salary Multiple

Directors	3x

Chief Executive Officer	5x

Chief Financial Officer, Chief Investment Officer and Executive Vice Presidents	4x

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, using each such person’s current retainers or base salaries and the greater of (i) the market price on the date of purchase or grant of such Common Stock (or equity valued by reference to Common Stock) or (ii) the market price of such Common Stock (or equity valued by reference to Common Stock) as of the date compliance with the stock ownership guidelines is measured. For persons assuming a director or senior executive officer level position, the stock ownership goal must be achieved within five years after the date they assume such position. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at www.firstindustrial.com. All of our directors and Named Executive Officers are currently in compliance with the guidelines.

Until the directors and senior executive officers reach their respective stock ownership goal, they will be required to retain (i) shares that are owned on the date they became subject to the Stock Ownership Guidelines and (ii) at least seventy-five percent (75%) of “net shares” or net-after-tax shares delivered through the Company’s executive compensation plans. If the director or senior executive officer transfers an award to a family member, the transferee becomes subject to the same retention requirements. Until the director and senior executive officer stock ownership goals have been met, shares may be disposed of only for one or more of the excluded purposes set forth in the Company’s Stock Ownership Guidelines.

Hedging and Pledging Prohibition

The Company’s insider trading policy prohibits, among other things, its directors and employees from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (the chief executive officer, the chief financial officer and the three other most highly compensated executive officers of the company required to be included in the summary compensation table) to no more than $1 million. For future years, a “covered employee” will also include any individual who was considered a covered employee for the 2018 taxable year or any taxable year thereafter. The Company does not believe that Section 162(m) of the Code is applicable to its current arrangements with its executive officers.

PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed, and discussed with management, the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2018.

Submitted by the Compensation Committee:

L. Peter Sharpe, Chairman

Denise A. Olsen

W. Ed Tyler

PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below sets forth the aggregate compensation for Peter E. Baccile, the Company’s President and Chief Executive Officer; Scott A. Musil, the Company’s Chief Financial Officer; and certain of the Company’s other highly compensated executive officers as required by SEC rules. The 2018 Grants of Plan-Based Awards table following the Summary Compensation Table provides additional information regarding incentive compensation granted by the Company to these officers in 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter E. Baccile President and Chief Executive Officer	2018 2017 2016	750,000 750,000 187,500	— — 325,533	1,702,456 502,535 —	(5)	1,570,000 1,499,000 —	22,306 107,475 48,017	4,044,762 2,859,010 561,050

Scott A. Musil Chief Financial Officer	2018 2017 2016	265,000 265,000 265,000	— — —	497,419 523,594 521,162	(5)	380,000 390,000 385,000	12,706 10,000 9,867	1,155,125 1,188,594 1,181,029

Johannson L. Yap Chief Investment Officer and Executive Vice President – West Region	2018 2017 2016	379,000 379,000 379,000	— — —	777,421 788,597 796,133	(5)	705,000 636,000 601,000	22,306 19,600 19,467	1,883,727 1,823,197 1,795,600

David G. Harker Executive Vice President – Central Region	2018 2017 2016	240,000 240,000 240,000	— — —	467,444 528,562 521,162	(5)	360,000 345,000 365,000	19,906 17,200 17,067	1,087,350 1,130,762 1,143,229

Peter O. Schultz Executive Vice President – East Region	2018 2017 2016	250,000 250,000 250,000	— — —	492,438 508,608 501,160	(5)	360,000 365,000 350,000	21,106 18,400 18,267	1,123,544 1,142,008 1,119,427

(1)	Amount reflects a pro-rated cash bonus paid to Mr. Baccile in March 2017 for 2016 service pursuant to his employment agreement.

(2)

Amounts reflect the aggregate grant date fair value of each award as determined under FASB ASC Topic 718. See note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the assumptions used in valuing the 2018 awards. Amounts reflected were not actually received in the year reported and do not necessarily reflect the amounts that will actually be realized under the respective awards.

(3)

Amounts for 2018 reflect cash awards paid in February 2019 under the 2018 Employee Bonus Plan. The material terms of awards under the 2018 Employee Bonus Plan are described in the Compensation Discussion and Analysis under “2018 Employee Bonus Plan.”

(4)

For 2018, includes car allowances paid on behalf of Messrs. Baccile, Yap, Harker and Schultz and a term life insurance premium, short-term and long-term disability insurance premiums and 401(k) matching contributions paid on behalf of each Named Executive Officer.

(5)

Amount reflects (a) awards of 52,395, 10,305, 20,085, 9,258, and 10,131 shares of service-based restricted Common Stock granted to Messrs. Baccile, Musil, Yap, Harker and Schultz, respectively, in 2018 in connection with the 2017 Employee Bonus Plan, valued at $28.63 per share under FASB ASC Topic 718 and (b) awards of 15,240 Performance Units (assuming maximum performance) with a 36-month performance period granted in 2018 to each of Messrs. Baccile, Musil, Yap, Harker and Schultz valued at $13.28 per unit under FASB ASC Topic 718. If the grant date price of Common Stock ($31.17 – the closing price of the Common Stock on January 2, 2018, the first trading day following the grant date of January 1, 2018) was used to value the 15,240 Performance Units, the value of the Performance Units would be $475,031 rather than the $202,387 value reflected in the above table.

PROXY STATEMENT

PAY RATIO DISCLOSURE

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Baccile, our CEO, and the ratio of those two values:

•	The 2018 annual total compensation of our median employee (other than our CEO) was $96,789;

•	The 2018 annual total compensation of Mr. Baccile, our CEO, was $4,044,762; and

•	For 2018, the ratio of the annual total compensation of Mr. Baccile to the median of the annual total compensation of all our employees was 42 to 1.

Background

As disclosed in our 2017 proxy statement, we previously identified our median employee from a list of all full-time and part-time employees, exclusive of Mr. Baccile, that was prepared based on active employees included in the Company’s payroll system as of December 31, 2017. Salaries and wages were annualized for those employees that were not employed for the full year of 2017 and were further adjusted to include the annual bonus at the payout level made to employees generally for those not employed on the bonus payment date. The Company believes this compensation measure was consistently applied to all employees. Salaries and wages were ranked from lowest to highest and the median employee was selected from the list. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Baccile in the Summary Compensation Table shown above.

Our median employee from 2017 terminated their employment during 2018. However, there have been no significant changes in our overall employee population or in our employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. Therefore, as permitted by SEC rules, we calculated the 2018 pay ratio set forth above using a substitute median employee that had similar compensation to the 2017 median employee.

The pay ratio reflected above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROXY STATEMENT

2018 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(1)	Threshold ($)	Target(2) ($)	Maximum(3) ($)	Threshold (#)	Target (#)	Maximum (#)

Peter E. Baccile	1/1/2018 2/13/2018 2/13/2018	— — —	— 1,267,500 —	— 1,687,500 —	3,810 — —	6,096 — —	15,240 — —	— — 52,395	202,387 — 1,500,069

Scott A. Musil	1/1/2018 2/13/2018 2/13/2018	— — —	— — —	— 397,500 —	3,810 — —	6,096 — —	15,240 — —	— — 10,305	202,387 — 295,032

Johannson L. Yap	1/1/2018 2/13/2018 2/13/2018	— — —	— — —	— 758,000 —	3,810 — —	6,096 — —	15,240 — —	— — 20,085	202,387 — 575,034

David G. Harker	1/1/2018 2/13/2018 2/13/2018	— — —	— — —	— 360,000 —	3,810 — —	6,096 — —	15,240 — —	— — 9,258	202,387 — 265,057

Peter O. Schultz	1/1/2018 2/13/2018 2/13/2018	— — —	— — —	— 375,000 —	3,810 — —	6,096 — —	15,240 — —	— — 10,131	202,387 — 290,051

(1)	Reflects the date such awards were made effective by the Compensation Committee or the Board of Directors, as applicable.

(2)

For Mr. Baccile, amount reflects the target annual cash incentive bonus to which he is entitled pursuant to the terms of his employment agreement. No threshold or target amounts were established with respect to awards under the 2018 Employee Bonus Plan for the other Named Executive Officers.

(3)

Amounts reflect the 100% level of achievement cash incentive bonus that could become payable to the recipient under the 2018 Employee Bonus Plan. The material terms of awards under the 2018 Employee Bonus Plan are described in the Compensation Discussion and Analysis under “2018 Employee Bonus Plan.”

(4)

Reflects Performance Units granted under our Long-Term Incentive Program, the material terms of which are described in the Compensation Discussion and Analysis under “Long-Term Incentive Program.” The amounts actually earned with respect to the Long-Term Performance Awards issued in 2018, if any, would not be earned until the end of the applicable performance period.

(5)

Amounts reflect the shares of restricted Common Stock granted in 2018 for performance in 2017 under the 2017 Employee Bonus Plan. Such restricted Common Stock awards vest ratably over a period of three years.

(6)

Amounts reflect the aggregate grant date fair value of each award as determined under FASB ASC Topic 718. Amounts reflected were not actually received in 2018 and do not necessarily reflect the amounts that will actually be realized with respect to such restricted Common Stock awards or Long-Term Performance Awards.

PROXY STATEMENT

Employment Agreement with Mr. Baccile

On August 2, 2016, Mr. Baccile entered into an employment agreement with the Company and its operating partnership, First Industrial L.P. The agreement has an initial term expiring on December 31, 2019, unless otherwise terminated. The agreement will automatically extend for up to two one-year periods provided that neither Mr. Baccile nor the Company provides notice of intent to not renew to the other at least six months prior to the expiration of the initial term or any subsequent renewal term.

Mr. Baccile’s employment agreement provides for a minimum annual base salary of $750,000. Under the employment agreement, Mr. Baccile is eligible for annual cash performance bonuses under the Company’s incentive bonus plan, based on the satisfaction of performance goals established by the Company’s Compensation Committee in accordance with the terms of such plan, with a target annual cash bonus of 169% of Mr. Baccile’s annual base salary and a maximum annual cash bonus of 225% of his annual base salary. Mr. Baccile is entitled to participate in all long-term cash and equity incentive plans generally available to the senior executives of the Company. Mr. Baccile has a target annual equity award of 150% of his base salary and a maximum annual equity award of 200% of his base salary (the “Annual Awards”). Mr. Baccile is also entitled to participate in the same manner as other senior executives of the Company in any awards issued under the Company’s LTIP program. The Annual Awards and Long-Term Performance Awards may receive continued or additional vesting in certain circumstances described in the employment agreement. Mr. Baccile is entitled to participate in all executive and employee benefit plans and programs of the Company. Mr. Baccile’s employment agreement also provides for a monthly automobile allowance of $800.

Mr. Baccile’s employment agreement also provides for payments and benefits to Mr. Baccile by the Company in some circumstances in the event of a termination of employment or a change in control (which payments and benefits are described starting on page 29 under “Potential Payments Upon Termination or Change in Control”).

PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Peter E. Baccile	59,723	(3)	1,723,606	21,850	630,591

Scott A. Musil	23,267	(4)	671,486	21,850	630,591

Johannson L. Yap	44,441	(5)	1,282,567	21,850	630,591

David G. Harker	22,346	(6)	644,906	21,850	630,591

Peter O. Schultz	22,373	(7)	645,685	21,850	630,591

(1)	These amounts were calculated based upon the closing price of our Common Stock as reported by the NYSE for December 31, 2018 ($28.86), the last trading day of the year.

(2)

Amounts reflect unvested Performance Units granted in 2017 and 2018 and dividend equivalents accrued through December 31, 2018 with respect to such Performance Units. The vesting and other material terms of such Long-Term Performance Awards are described in the Compensation Discussion and Analysis under “Long-Term Incentive Plan.” The number of unvested Performance Units and related accrued dividend equivalents reflected for the Performance Units granted in 2017, amounting to 17,925 for each Named Executive Officer, is based on the achievement of the maximum performance measures, as the Company achieved maximum performance through December 31, 2018. The number of unvested Performance Units and related accrued dividend equivalents reflected for the Performance Units granted in 2018, amounting to 3,925 for each Named Executive Officer, is based on the achievement of the threshold performance measures, as the Company achieved less than threshold performance through December 31, 2018. The Long-Term Performance Awards granted in 2017 will vest on December 31, 2019 and the Long-Term Performance Awards granted in 2018 will vest on December 31, 2020, in each case subject to satisfaction of performance criteria.

(3)	Of the shares of restricted Common Stock reported here, 21,129 vested in January 2019, 21,129 vest in January 2020 and 17,465 vest in January 2021.

(4)	Of the shares of restricted Common Stock reported here, 12,466 vested in January 2019, 7,366 vest in January 2020 and 3,435 vest in January 2021.

(5)	Of the shares of restricted Common Stock reported here, 23,760 vested in January 2019, 13,986 vest in January 2020 and 6,695 vest in January 2021.

(6)	Of the shares of restricted Common Stock reported here, 12,180 vested in January 2019, 7,080 vest in January 2020 and 3,086 vest in January 2021.

(7)	Of the shares of restricted Common Stock reported here, 11,878 vested in January 2019, 7,118 vest in January 2020 and 3,377 vest in January 2021.

PROXY STATEMENT

2018 OPTION EXERCISES AND STOCK VESTED

As of December 31, 2018, the Company had no outstanding options to acquire Common Stock. In 2018, Performance Units (inclusive of accrued dividend equivalents related thereto) and shares of restricted Common Stock held by the Named Executive Officers vested as described more fully in the table below.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Peter E. Baccile	3,664	114,207

Scott A. Musil	36,787	1,091,407

Johannson L. Yap	47,125	1,413,643

David G. Harker	36,773	1,090,971

Peter O. Schultz	36,180	1,072,487

(1)   The number of shares reported herein were acquired as a result of: (a) the vesting of restricted Common Stock on January 1, 2018 (consisting of 3,664,12,872, 23,210, 12,858 and 12,265 shares for Messrs. Baccile, Musil, Yap, Harker and Schultz, respectively), the value of which is based on the closing price of Common Stock as reported by the NYSE for January 2, 2018 ($31.17), the first trading day following the date of vesting of such award and (b) the vesting of Performance Units granted in 2016 and related accrued dividend equivalents on December 31, 2018 (consisting of 23,915 Performance Units for Messrs. Musil, Yap, Harker and Schultz), the value of which is based on the closing price of Common Stock as reported by the NYSE for December 31, 2018 ($28.86). The value realized on vesting for both the restricted Common Stock and the Performance Units is before payment of any applicable withholding tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement with Mr. Baccile

The Company has entered into a written employment agreement with Mr. Baccile that provides for certain lump sum payments, post-termination payments and post-termination benefits to Mr. Baccile by the Company in some circumstances in the event of a termination of employment or a change in control.

In addition to the events of termination of employment identified in the following table, Mr. Baccile’s employment agreement provides for payments in the event of his death or disability. Upon death or disability, Mr. Baccile is entitled to (i) his base salary and vacation pay accrued through the date of his death or disability, (ii) his accrued bonus for the fiscal year prior to the year of his death or disability, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date of his death or disability and (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices.

In the event Mr. Baccile’s employment agreement expires by its terms without renewal, Mr. Baccile is also entitled to (i) his base salary and vacation pay accrued through the date the employment period ends, (ii) his accrued bonus for the fiscal year prior to the year of the date the employment period ends, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date the employment period ends, (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices and (v) his regular annual bonus for the fiscal year ending on the date the employment period ends, determined and paid in the ordinary course. He would not be eligible for severance benefits or any additional vesting of any Annual Awards or Long-Term Performance Awards. If the employment agreement is not renewed by action of the Company prior to December 31, 2021, Mr. Baccile will continue to vest in his restricted Common Stock following his termination, provided that he executes a release in favor of the Company and complies with certain restrictive covenants.

PROXY STATEMENT

Mr. Baccile’s employment agreement also contains important non-financial provisions that apply in the event of a termination of employment or a change in control. Mr. Baccile has agreed to a one-year covenant not to compete or solicit customers and a two-year covenant not to solicit Company employees after his termination. His employment agreement does not provide for a gross-up payment in the event of any excise tax.

Stock Incentive Plans

Under the 2014 Stock Plan, restricted Common Stock vests in the event of a change in control. In addition, such Stock Plans empower the Compensation Committee to determine other vesting events in the individual restricted Common Stock awards, including vesting events such as involuntary termination of employment without cause and termination due to disability or death. Currently outstanding award agreements provide for accelerated vesting on a termination due to the participant’s disability or death. Assuming that the triggering event occurred on December 31, 2018, each Named Executive Officer would have vested in restricted Common Stock having the respective values set forth in the table under “Termination and Change in Control Payments” below.

With respect to the Long-Term Performance Awards issued January 1, 2017, January 1, 2018 and January 1, 2019, upon the consummation of a change in control of the Company, each grantee would become vested in a number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of the change in control. In the event of a termination of a grantee’s employment due to death or disability, the grantee would become vested in a pro rata number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of death or disability. In the event of termination of a grantee’s employment due to voluntary retirement, the grantee would become vested in a pro-rated number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the end of the original performance period.

Life Insurance

In addition to the events of termination of employment identified in the following table and above, each Named Executive Officer is covered by a Company-provided life insurance policy generally available to the Company’s employees. Such policy would entitle the respective Named Executive Officer’s beneficiary to a payment of $400,000 in the event of such Named Executive Officer’s death.

PROXY STATEMENT

Termination and Change in Control Payments

The following table includes estimated payments owed and benefits required to be provided to our Named Executive Officers under the employment agreement and Stock Plans described above, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event described in the table occurred on December 31, 2018.

Name	Triggering Event	Severance ($)	Accelerated Equity Awards ($)(1)	Medical Insurance Premiums ($)(2)

Peter E. Baccile	Change in Control(3) Termination Following Change in Control Termination w/o cause(4) Death or Disability(6)	— 6,613,750 5,605,000 —	2,122,162 — — 1,956,987	— 36,710 36,710 —

Scott A. Musil(5)	Change in Control(3) Termination w/o Cause Death or Disability(6)	— — —	1,070,042 — 904,867	— — —

Johannson L. Yap(5)	Change in Control(3) Termination w/o Cause Death or Disability(6)	— — —	1,681,124 — 1,515,948	— —

David G. Harker(5)	Change in Control(3) Termination w/o Cause Death or Disability(6)	— — —	1,043,462 — 878,287	— — —

Peter O. Schultz(5)	Change in Control(3) Termination w/o Cause Death or Disability(6)	— — —	1,044,241 — 879,066	— — —

(1)

For purposes of estimating the value of awards of restricted Common Stock which vest, the Company has assumed a price per share of its Common Stock of $28.86, which was the closing price of the Common Stock on December 31, 2018, the last trading day of the year.

(2)

Amount reflects 24 months of continued family coverage under our group health plan at active employee rates and is calculated using the monthly premium for the year ended December 31, 2018, less the current minimum contribution required by Mr. Baccile.

(3)

Upon a change in control of the Company, the vesting of any restricted Common Stock held by the officer will accelerate, and the Performance Units granted in 2017 and 2018 will vest based on the level of achievement of the applicable performance targets through the date of the change in control. The amounts reflected in this table for the unvested Performance Units granted in 2017 and 2018 are based on the actual level of achievement of the applicable performance targets of 58.3% and 21.9%, respectively, and include accrued dividend equivalents through December 31, 2018.

(4)	Includes constructive discharge under the terms of Mr. Baccile’s employment agreement.

(5)

None of Messrs. Musil, Yap, Harker or Schultz was a party to an employment agreement with the Company as of December 31, 2018. As such, the amounts disclosed in this table relate only to awards of restricted Common Stock and Performance Units granted to Messrs. Musil, Yap, Harker and Schultz under the 2014 Stock Plan.

(6)

On a termination due to death or disability the Named Executive Officers are entitled to accelerated vesting of all restricted Common Stock and prorated vesting of Performance Units based on attainment of performance metrics through the date of death or disability. Through December 31, 2018, the Company achieved 58.3% and 21.9% of the performance metrics related to the Performance Units granted in 2017 and 2018, respectively.

PROXY STATEMENT

EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders	595,383	$—	1,570,543

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	585,383	$—	1,570,543

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Ms. Olsen, Mr. Sharpe and Mr. Tyler, who served as the Company’s interim Chief Executive Officer from October 22, 2008 until January 9, 2009, served on the compensation committee. Except for Ms. Olsen’s, Mr. Tyler’s and Mr. Sharpe’s services as directors, none of Ms. Olsen, Mr. Sharpe or Mr. Tyler had any other business relationship or affiliation with the Company in 2018 requiring disclosure by the Company under Item 404 of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions involving the Company and its executive officers and directors that are reportable under Item 404(a) of Regulation S-K are required by the Company’s written policies to be reported to and approved by the Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and “greater than ten-percent” stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed.

Based solely on review of the copies of such forms furnished to the Company for 2018, all of the Company’s officers, directors and “greater than ten-percent” stockholders timely filed all reports required to be filed by Section 16(a) of the Exchange Act during 2018, except that on February 21, 2018, late Form 4 filings were filed by each of Peter E. Baccile, Scott A. Musil, Johannson L. Yap, David G. Harker and Peter O. Schultz with respect to 52,395, 10,305, 20,085, 9,258 and 10,131 restricted shares of common stock of the Company, respectively, granted under the 2014 Stock Incentive Plan on February 13, 2018.

PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accounting firm the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees; and (iii) received written confirmation from PricewaterhouseCoopers LLP that it is independent and written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended December 31, 2018.

Submitted by the Audit Committee:

H. Patrick Hackett, Jr., Chairman

Denise A. Olsen

John Rau

L. Peter Sharpe

PROXY STATEMENT

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units (“Units”) of First Industrial, L.P. (which generally are redeemable for Common Stock on a one-for-one basis or cash at the option of the Company) by:

•	all directors named and nominees named in this Proxy Statement (the “named directors”);

•	all Named Executive Officers identified in the Summary Compensation Table;

•	all named directors and Named Executive Officers of the Company as a group; and

•	persons and entities known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

The information is presented as of the Record Date, unless otherwise indicated, and is based on representations of officers and directors of the Company and filings received by the Company on Schedule 13G under the Exchange Act. As of the Record Date, there were 126,491,954 shares of Common Stock and 2,911,153 Units outstanding.

	Common Stock/Units Beneficially Owned
Names and Addresses of 5% Stockholders	Number	Percent of Class

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	19,254,434	15.22%

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	18,717,966	14.80%

Names and Addresses of Directors and Officers*

Peter E. Baccile(3)	98,193	**

Bruce W. Duncan(4)	506,479	**

Matthew S. Dominski(5)	31,804	**

H. Patrick Hackett, Jr.(6)	37,577	**

Denise A. Olsen(5)	2,167	**

John Rau(5)	62,296	**

L. Peter Sharpe(5)	64,904	**

W. Ed Tyler(5)	97,136	**

Scott A. Musil(7)	113,676	**

Johannson L. Yap(8)	287,561	**

David G. Harker(9)	130,891	**

Peter O. Schultz(10)	116,308	**

All named directors and currently-serving executive officers as a group (12 persons)(11)	1,548,992	1.22%

*	The business address for each of the directors and Named Executive Officers of the Company is One North Wacker Drive, Suite 4200, Chicago, Illinois 60606.

**	Less than 1%

(1)	Pursuant to a Schedule 13G/A filed January 28, 2019 of Blackrock, Inc. (“Blackrock”). Blackrock has the sole power to vote 18,521,161 shares and sole power to dispose of all 19,254,434 shares.

PROXY STATEMENT

(2)

Pursuant to a Schedule 13G/A filed February 11, 2019 of The Vanguard Group (“Vanguard Group”). Of the shares reported, Vanguard Group has the sole power to vote 262,811 shares, the shared power to vote 143,652 shares, the sole power to dispose of 18,434,177 shares and the shared power to dispose of 283,789 shares.

(3)	Includes 38,594 shares of restricted Common Stock and 46,308 LTIP Units subject to service-based vesting, in each case issued under the 2014 Stock Plan.

(4)	Includes 69,514 shares of restricted Common Stock issued under the 2014 Stock Plan.

(5)	Includes 2,167 shares of restricted Common Stock issued under the 2014 Stock Plan.

(6)	Includes 2,167 shares of restricted Common Stock issued under the 2014 Stock Plan. Of the shares of Common Stock reported, 22,050 are held jointly with his spouse.

(7)	Includes 10,801 shares of restricted Common Stock and 9,381 LTIP Units subject to service-based vesting, in each case issued under the 2014 Stock Plan.

(8)	Includes 1,680 Units. Also includes 20,681 shares of restricted Common Stock and 19,089 LTIP Units subject to service-based vesting, in each case issued under the 2014 Stock Plan.

(9)	Includes 10,166 shares of restricted Common Stock and 8,934 LTIP Units subject to service-based vesting, in each case issued under the 2014 Stock Plan.

(10)

Includes 10,495 shares of restricted Common Stock and 7,149 LTIP Units subject to service-based vesting, in each case issued under the 2014 Stock Plan. Of the shares of Common Stock reported, 97,454 are held jointly with his spouse.

(11)	Includes 1,680 Units. Also includes 173,253 shares of restricted Common Stock, and 90,861 LTIP Units subject to service-based vesting, in each case issued under the 2014 Stock Plan.

PROXY STATEMENT

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Board of Directors believes that its executive compensation program serves the best interests of the Company’s stockholders by not only attracting and retaining talented, capable individuals, but also providing them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate the Named Executive Officers for their contributions during the year and to reward them for achievements that lead to increased Company performance and increases in stockholder value. Please refer to “Compensation Discussion and Analysis” for a discussion of the compensation of our Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission under ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion following the compensation tables.”

The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for advisory approval of this proposal.

The Board of Directors recommends an advisory vote FOR the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

PROXY STATEMENT

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The accounting firm of PricewaterhouseCoopers LLP served as the Company’s independent auditors in 2018, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, the Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Our Charter and Bylaws do not require that our stockholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its stockholders.

FEES

During 2018 and 2017, the aggregate fees for services provided by PricewaterhouseCoopers LLP in the following categories and amounts are:

	2018	2017

Audit Fees(1)	$1,134,500	$1,123,000

Audit-Related Fees(2)	40,000	—

Tax Fees	—	—

All Other Fees(3)	102,943	142,862

Total Fees	$1,277,443	$1,265,862

(1)

Audit Fees consisted primarily of fees for audits of our annual financial statements, the reviews of our quarterly financial statements and other services that are normally provided by the auditor in connection with statutory and regulatory filings. For 2018 and 2017, this includes $54,000 and $70,000, respectively, for comfort letter procedures and auditor consents.

(2)	Audit-Related Fees consisted of fees related to a joint venture audit.

(3)

All Other Fees include amounts related to software licensing fees for technical research tools and $100,000 and $140,000 paid in 2018 and 2017, respectively, for consulting services related to operating procedures improvements.

PRE-APPROVAL OF SERVICES

The Audit Committee pre-approves all audit and permissible non-audit services proposed to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Consideration and approval of such services, including the maximum amount of fees payable for such services, generally occur at the Audit Committee’s regularly scheduled meetings. In situations where it is impractical to wait until the next regularly scheduled meeting, the Audit Committee has delegated the authority to approve the audit and permissible non-audit services, including the maximum amount of fees payable for such services, to each of its individual members. Approvals of audit and permissible non-audit services pursuant to the above-described delegation of authority are reported to the full Audit Committee.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

PROXY STATEMENT

OTHER MATTERS

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Georgeson Shareholder Services, Inc. acts as the Company’s proxy solicitor at a cost of $8,500, plus reasonable out of pocket expenses.

STOCKHOLDER PROPOSALS

Under applicable SEC rules, stockholder proposals intended to be presented at the 2020 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 11, 2019, in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with such meeting. Additionally, under our Bylaws, stockholder proposals intended to be presented at the 2020 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 11, 2019, and no earlier than November 11, 2019, in order to be considered timely and must comply with certain additional requirements contained in our Bylaws in order to be proper.

INCORPORATION BY REFERENCE

Appendix A to this Proxy Statement is the Company’s 2018 Annual Report, which includes its consolidated financial statements and management’s discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. Information contained in Appendix A to this Proxy Statement shall not be deemed to be “filed” or “soliciting material,” or subject to liability for purposes of Section 18 of the Exchange Act to the maximum extent permitted under the Exchange Act.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 8, 2019

The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2018 Annual Report are available on the “Proxy Statement” tab of the Investor Relations page on the Company’s website, at www.firstindustrial.com.

For directions to attend the Annual Meeting in person, please contact Arthur J. Harmon, the Company’s Vice President of Investor Relations and Marketing, at (312) 344-4320.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR each of the nominees listed and FOR Proposals 2 - 3.

+
1. Election of eight directors. If elected, term expires in 2020.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Peter E. Baccile	☐	☐	☐	02 - Matthew S. Dominski	☐	☐	☐	03 - Bruce W. Duncan	☐	☐	☐

04 - H. Patrick Hackett, Jr.	☐	☐	☐	05 - Denise A. Olsen	☐	☐	☐	06 - John Rau	☐	☐	☐

07 - L. Peter Sharpe	☐	☐	☐	08 - W. Ed Tyler	☐	☐	☐

	For	Against	Abstain
2. To approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2019 Annual Meeting.	☐	☐	☐

	For	Against	Abstain
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐
4. In their discretion, the proxies are authorized to vote on any and all other matters that may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

        030DLC

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of First Industrial Realty Trust, Inc. Stockholders

May 8, 2019, 9:00am CT

2nd Floor Conference Center

One North Wacker Drive, Suite 4200, Chicago, Illinois

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 8, 2019: The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2018 Annual Report are available on the “Proxy Statement” tab of the Investor Relations page on the Company’s website, at WWW.FIRSTINDUSTRIAL.COM.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - FIRST INDUSTRIAL REALTY TRUST, INC.	+

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 2019

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Peter E. Baccile, Scott A. Musil and Daniel J. Hemmer, or any of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of First Industrial Realty Trust, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at the 2nd Floor Conference Center, One North Wacker Drive, Chicago, Illinois 60606, commencing Wednesday, May 8, 2019, at 9:00 a.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the reverse side.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said shares and hereby confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted as specified herein. If this proxy does not indicate a contrary choice, it will be voted (i) FOR the election of the eight nominees for director named in Item 1, (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers in Item 2, (iii) FOR the ratification of the appointment of the independent registered public accounting firm in Item 3 and (iv) in the discretion of the persons named as proxies herein with respect to any and all matters referred to in Item 4.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.